Exhibit 99.2

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals to Develop and Commercialize New Treatment for Hepatitis C Virus (HCV) Infection

—Company Selects First Vertex-Driven Drug for Late-Stage Development: Merimepodib —

— Company Provides Product Pipeline Update —

Cambridge, MA, November 10, 2003 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today announced that it has selected the first product candidate from its portfolio—merimepodib (VX-497), an oral treatment for HCV infection—for advanced clinical development.  The selection of merimepodib represents a major step by Vertex in prioritizing its portfolio of development candidates, fulfilling a major corporate objective for the Company in 2003.  Planning is now underway to enable a first pivotal study with merimepodib in 2004.

“Merimepodib has been selected for full development and commercialization because of its demonstrated clinical potential as an antiviral agent, and because it represents a commercial opportunity in a high value, specialist-focused market,” stated Joshua Boger, Ph.D., Chairman and CEO of Vertex Pharmaceuticals.  “The advancement of merimepodib as a late-stage development candidate builds on Vertex’s expertise in discovering and developing new treatments targeting persistent viral infections.”

Dr. Boger continued, “Merimepodib is the first development candidate for which we intend to retain North American commercial rights.  The selection of merimepodib affirms Vertex’s commitment to focusing resources on proprietary drug candidates that can be advanced rapidly in clinical development and can be market leaders in areas of high unmet medical need.”

Merimepodib:  An Oral Therapy for the Treatment of Hepatitis C

Vertex has selected merimepodib as a lead product candidate targeting the treatment of HCV in combination with the current standard of care in hepatitis C therapy.  Six-month results from a Phase II study demonstrated that relative to placebo treatment, merimepodib treatment produced a statistically significant, dose-dependent increase in the percentage of treatment-refractory patients with HCV genotype 1 who achieved undetectable levels of HCV-RNA.  Based on the activity observed to date, Vertex believes that merimepodib holds promise as an adjunctive therapy for HCV patients who have failed a previous course of combination therapy and thus may have very limited treatment options.  Collection of 12-month end-of-treatment data and six-month post-treatment sustained virologic response data is continuing.  Vertex anticipates that detailed study results will be presented in an upcoming medical forum.

Numerous key activities to support advanced development of merimepodib have been completed.  Vertex has identified a commercially scalable process for drug synthesis and for the manufacture of an oral formulation of merimepodib.  Additionally, 6-month and 12-month toxicology studies have been successfully completed.  Vertex plans to initiate additional studies with merimepodib in 2004, including a first pivotal study, and is making preparations to meet with the FDA to discuss study results and the Company’s development plan going forward.

“Combination therapy approaches that have the potential to increase the ability of patients to achieve viral clearance, either in the front-line setting or in treatment failures, represent an important near-term advance in chronic hepatitis C therapy,” stated Dr. Boger.  “Merimepodib represents an attractive commercial opportunity for Vertex in hepatitis C, based on the enhanced antiviral activity we have observed to date in treatment-refractory patients.”

Dr. Boger continued, “We expect that the treatment paradigm for hepatitis C will continue to evolve with the introduction of new therapies.  The first direct antiviral approaches may also play a significant role in changing the way that hepatitis C is ultimately treated.  As part of our commitment to building a franchise in antiviral therapies, Vertex is also planning to initiate Phase I studies of VX-950, an oral hepatitis C protease inhibitor, in early 2004.”

Clinical Need and Market Opportunity in HCV Infection

HCV infection is a serious disease that causes inflammation of the liver, which may lead to fibrosis and cirrhosis, liver cancer, and ultimately, liver failure.  Chronic hepatitis C infection afflicts approximately 2.7 million people in the U.S., many of whom are unaware of their infected status.  Current treatments have been effective for only 40 to 50 percent of patients chronically infected with genotype 1 HCV, the most difficult viral strain to treat and the most common form in the U.S.  Patients who are non-responsive to current HCV therapy have limited treatment options, and clinical experience shows that only a very low proportion of such patients achieve a sustained viral response with subsequent treatment regimens.  HCV may go undetected for up to 20 years following initial infection.  Worldwide, the disease strikes as many as 185 million people.  Each year, 8,000 to 10,000 people in the U.S. die from complications of HCV.

About Merimepodib

Merimepodib is a small molecule, orally administered inhibitor of the enzyme inosine monophosphate dehydrogenase (IMPDH).  IMPDH inhibition leads to a reduction in intracellular guanosine triphosphate (GTP), a molecule required for DNA and RNA synthesis.  Recent reports in the medical literature suggest that IMPDH inhibitors such as merimepodib may enhance the antiviral activity of ribavirin in vitro by depleting GTP and increasing the rate of incorporation of ribavirin into viral RNA, rendering the virus nonfunctional(1).  The antiviral activity observed clinically when merimepodib is added to ribavirin-containing HCV therapies is consistent with these preclinical findings.  IMPDH inhibition may represent an attractive strategy for increasing the sustained viral response rate in HCV patients, the principal goal of treatment.

Product Pipeline Update:  Vertex-Driven Programs

Vertex believes that it has made important progress toward the goals it defined for its portfolio of Vertex-driven drug candidates in 2003.  Vertex plans to continue the development of certain proprietary drug candidates in 2004:

VX-950:              Vertex has conducted preclinical activities demonstrating that VX-950, the Company’s lead oral hepatitis C virus (HCV) protease inhibitor, exhibits potent and sustained antiviral activity in vitro and has favorable pharmacokinetic properties.  The Company expects to initiate Phase I clinical studies of VX-950 in early 2004.

Data presented recently at the American Association for the Study of Liver Diseases (AASLD) Annual Meeting demonstrate that VX-950 has comparable intrinsic potency

(1) Zhou, S. et al. (2003) The effect of ribavirin and IMPDH inhibitors on hepatitis C virus subgenomic replicon RNA.  Virology 310: 333-342.

to and greater persistent antiviral activity than BILN-2061, an HCV protease inhibitor from another company that has been shown to have antiviral activity in a short-term, proof-of-concept clinical study.  In addition, VX-950 was shown to reduce liver damage in an animal model of hepatitis C.

VX-765:              Vertex is reporting today encouraging data from ongoing Phase I evaluations with VX-765, an oral interleukin-1 beta converting enzyme (ICE) inhibitor, in healthy volunteers.  In the Phase I program to date, VX-765 has met or exceeded the pharmacokinetic and pharmacodynamic objectives that Vertex defined for the program to move into Phase II clinical trials.  With VX-765, Vertex has achieved the first demonstration of dose-dependent inhibition of cytokine production in vivo with an ICE inhibitor.  As an oral agent targeting IL-1 beta and interleukin-18 (IL-18), VX-765 may have application in a range of acute and chronic inflammatory diseases.  Vertex plans to initiate Phase II clinical development with VX-765 in 2004.

VX-702:              Vertex is conducting a Phase IIa pilot study with VX-702, an orally active inhibitor of p38 mitogen-activated protein (MAP) kinase, targeting acute coronary syndromes (ACS).  On November 11, 2003 at the American Heart Association (AHA) Scientific Sessions, the Company will report preclinical results in an animal model of myocardial ischemia and reperfusion that describes the potential of VX-702 to play a therapeutic role in the treatment of ACS.  Vertex expects to complete the ongoing Phase II study with VX-702 in the first half of 2004.

VX-944:              Vertex has completed a Phase I trial to evaluate the safety, tolerability and pharmacokinetics of VX-944, a novel IMPDH inhibitor, in healthy volunteers.  Data from this study demonstrated that VX-944 was well tolerated and showed a pharmacokinetic profile consistent with oral dosing in the oncology setting.  Preclinical data recently presented at an American Association for Cancer Research (AACR) Conference demonstrate that VX-944 exhibits anti-proliferative activity in breast cancer cell lines.  Vertex plans to report additional preclinical data on VX-944 at the American Society for Hematology (ASH) conference in December 2003.

Vertex has recently completed clinical studies with two additional compounds, and has evaluated these compounds for prioritization according to its clinical and commercial criteria.  Further clinical development of these compounds is now being evaluated in the context of potential strategic alliances and other collaborative structures.

VX-148:              Vertex has completed a Phase II study with the oral immune modulator VX-148 in moderate-to-severe psoriasis.  In a clinical study, interim analysis of the end-of-treatment (week 12) data revealed that VX-148 was generally well tolerated and demonstrated clinical activity.  The most frequent drug-related adverse events that were seen more commonly in VX-148-treated patients compared to placebo were diarrhea, and itching.  In addition, approximately 5-10% of VX-148-treated patients developed reversible, grade 2 (moderate) liver enzyme test abnormalities.  As measured by a Psoriasis and Area Severity Index 75% response (PASI 75) at 12 weeks, statistically significant clinical activity was demonstrated by the following PASI-75 response rates at week 12: 0% in the placebo group, 14% in the lower dose group and 18% in the higher dose group (p=0.036; Jonckheere-Terpstra test).  Final analysis is continuing.  Based on the results, additional dose-range testing will likely be required prior to initiating a Phase IIb clinical study with

VX-148 in psoriasis.  The Company does not expect to proceed with additional trials in psoriasis in 2004.  The Company may pursue a strategic alliance that could provide resources for development and commercialization of VX-148 in autoimmune indications including multiple sclerosis, psoriasis and systemic lupus erythematosus (SLE).

VX-563:              Vertex completed a Phase I clinical trial of VX-563, a small molecule modulator of gene expression, for the potential treatment of sickle cell disease and other genetic disorders.  The study evaluated the safety, tolerability, and pharmacokinetics of VX-563 compared to placebo in healthy volunteers.  Data from the study showed that VX-563 was well tolerated and was orally bioavailable.  However, based on an analysis of the pharmacokinetic profile of VX-563, the Company does not expect to proceed with additional trials of this compound in 2004.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical partners.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  In collaboration with GlaxoSmithKline, Vertex co-promotes the new HIV protease inhibitor, Lexiva™with  GlaxoSmithKline.

This press release may contain forward-looking statements, including statements that (i) based on six-month interim clinical results, merimepodib holds promise as an adjunctive therapy for HCV patients who have limited treatment options and represents an attractive commercial opportunity for Vertex; (ii) a pivotal clinical study with merimepodib will be initiated in 2004; (iii) Vertex will enter partnerships or collaborations to develop and commercialize compounds in its portfolio; (iv) Vertex plans to initiate Phase II clinical development with VX-765 in 2004; (v) the Phase II study of VX-702 will be completed in the first half of 2004; and, (vi) initiation of first-in-human studies with VX-950 will begin in early 2004.  While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  These risks and uncertainties include, among other things, the risks that (i) the full data from Vertex’s current and proposed clinical trials of merimepodib will not support a pivotal study in 2004; (ii) clinical trials for one or more of Vertex’s drug candidates may not proceed as planned due to technical, scientific, or patient enrollment issues, final results from clinical trials will not reflect positive interim results, or clinical trial results may not be available when expected; (iii) partnerships or collaborations for the future development of some or all of Vertex’s drug candidates may not be available on terms satisfactory to Vertex, if at all; (iv) Vertex will be unable to realize its financial objectives due to a variety of financial, technical or partnership considerations, and other risks listed under Risk Factors in Vertex’s form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

Lexiva™ is a registered trademark of the GlaxoSmithKline group of companies.

Conference Call and Webcast:  Third Quarter 2003 Financial Results:

Vertex Pharmaceuticals will host a conference call today, November 10, 2003 at 5:00 p.m. ET to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  To listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2394 (International).

The call will be available for replay via telephone commencing November 10, 2003 at 8:00 p.m. ET running through 5:00 p.m. ET on November 21, 2003.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 3038616.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on November 21, 2003.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, Vice President, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Jaren Irene Madden, Media Relations Specialist, (617) 444-6750